Exhibit 5.1

Troutman Pepper Locke LLP Bank of America Plaza, 600 Peachtree Street NE, Suite 3000 Atlanta, GA 30308 troutman.com

January 15, 2025

Priority Technology Holdings, Inc.

2001 Westside Parkway, Suite 150

Alpharetta, GA 30004

RE:	Underwritten Secondary Offering

Ladies and Gentlemen:

You have requested our opinion, as counsel to Priority Technology Holdings, Inc., a Delaware corporation (the “Company”), with respect to certain matters in connection with the Registration Statement on Form S-3 (the “Registration Statement”) (Registration No. 333-283519) filed by the Company with the Securities and Exchange Commission (the “SEC”) on a November 27, 2024 and declared effective by the SEC on December 11, 2024, including a related prospectus (the “Prospectus”), covering the registration of, among other things, shares of the Company’s common stock, par value $0.001 per share (“Common Stock”), for resale by the Company and selling stockholders. We are rendering this supplemental opinion in connection with the prospectus supplement, dated as of the date hereof (the “Prospectus Supplement”), relating to the offering by certain selling stockholders (the “Selling Stockholders”) of (i) 10,431,239 shares of Common Stock, which includes 1,360,596 shares of Common Stock that may be sold to the underwriters in the offering pursuant to the exercise of an overallotment option (collectively, the “Shares”), covered by the Registration Statement. We understand that the Shares are to be offered and sold in the manner set forth in the Prospectus Supplement. This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. § 229.601(b)(5), in connection with the Registration Statement.

In connection with this opinion, we have examined and relied upon (i) the Registration Statement, (ii) the Prospectus, (iii) the Company’s Second Amended and Restated Certificate of Incorporation, as amended, and Amended and Restated Bylaws, as amended, (iv), the Prospectus Supplement, (v) resolutions of the Board of Directors of the Company (the “Board”) and the Pricing Committee duly appointed by the Board, (vi) the Underwriting Agreement, dated as of January 15, 2024, by and among the Company, the Selling Stockholders, and Keefe, Bruyette & Woods, Inc. and TD Securities (USA) LLC, as Representatives of the several Underwriters listed in Schedule A attached thereto, and (vii) originals or copies certified to our satisfaction of such records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness and authenticity of all documents submitted to us as originals and the conformity to originals of all documents submitted to us as copies thereof; the accuracy, completeness and authenticity of certificates of public officials; and the due execution and delivery of all documents by all persons other than the Company where due execution and delivery are a prerequisite to the effectiveness thereof. As to certain factual matters, we have relied upon a certificate of an officer of the Company and have not independently sought to verify such matters.

Troutman Pepper Locke LLP Bank of America Plaza, 600 Peachtree Street NE, Suite 3000 Atlanta, GA 30308 troutman.com

Our opinion is expressed only with respect to the General Corporation Law of the State of Delaware. We express no opinion to the extent that any other laws are applicable to the subject matter hereof and express no opinion and provide no assurance as to compliance with any federal or state securities law, rule or regulation.

The opinion herein below is subject to, and qualified and limited by the effects of: (i) bankruptcy, fraudulent conveyance or fraudulent transfer, insolvency, reorganization, moratorium, liquidation, conservatorship and similar laws, and limitations imposed under judicial decisions related to or affecting creditors’ rights and remedies generally, (ii) general equitable principles, regardless of whether the issue of enforceability is considered in a proceeding in equity or at law, and principles limiting the availability of the remedy of specific performance, (iii) concepts of good faith, fair dealing and reasonableness and (iv) the possible unenforceability under certain circumstances of provisions providing for indemnification or contribution that is contrary to public policy.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares are duly authorized, validly issued, fully paid and nonassessable.

We are opining only as to matters expressly set forth herein, and no opinion should be inferred as to any other matters. This opinion is based upon currently existing statutes, rules, regulations and judicial decisions, and, following the effective date of the Registration Statement, we disclaim any obligation to advise you of any change in any of these sources of law or subsequent legal or factual developments which might affect any matters or opinions set forth herein.

This opinion letter has been prepared for use in connection with the filing by the Company of a Current Report on Form 8-K relating to the offer and sale of the Securities, which Form 8-K will be incorporated by reference into the Registration Statement and Prospectus, and speaks as of the date hereof. We assume no obligation to advise you of any changes in the foregoing subsequent to the delivery of this letter.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the above-described Form 8-K and to the reference to this firm under the caption “Legal Matters” in the Prospectus Supplement. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the SEC. This opinion may not be relied upon, furnished or quoted by you for any other purpose, without our prior written consent.

Sincerely,

/s/ Troutman Pepper Locke LLP
Troutman Pepper Locke LLP